Filed Pursuant to Rule 424(b)(3)
Registration No. 333-182340

HINES GLOBAL REIT, INC.
SUPPLEMENT NO. 2 DATED JULY 18, 2013
TO THE PROSPECTUS DATED APRIL 30, 2013

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Hines Global REIT, Inc., dated April 30, 2013 (the “Prospectus”) and Supplement No. 1, dated June 4, 2013. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are as follows:

A.	Update disclosure in the section of the Prospectus titled “Suitability Standards”;

B.	to update disclosure in the section of the Prospectus titled “Management — Compensation of Directors”;

C.	to update disclosure in the section of the Prospectus titled “Plan of Distribution — Determination of Offering Price”; and

D.	to update and replace Appendix A to the Prospectus.

A.	Update to the Suitability Standards

The following paragraph hereby updates and replaces the suitability standard required by the state of Ohio on page i of the Prospectus:

Ohio—In addition to our suitability requirements, an Ohio investor’s investment in us, our affiliates and in any other public, non-listed real estate programs may not exceed ten percent (10%) of his, her or its liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

This update and replacement of the Ohio suitability standard does not change the suitability standard required in the states of Massachusetts, New Mexico and Tennessee, as presently described on page i of the Prospectus.

B.	Update to the Management — Compensation of Directors section

Effective as of May 2013, our board of directors elected to increase the retainers payable to each of the Chairpersons of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The retainer payable to the Chairperson of the Audit Committee was increased from $6,000 to $10,000 and the retainer payable to each of the Chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee was increased from $3,000 to $5,000. Accordingly, the bulleted list describing the annual retainers to the Chairpersons of our board committees on page 66 of the Prospectus is hereby superceded and replaced with:

•	$7,500 to the Chairperson of our conflicts committee;

•	$10,000 to the Chairperson of our audit committee;

•	$5,000 to the Chairperson of our compensation committee; and

•	$5,000 to the Chairperson of our nominating and corporate governance committee.

C.	Update to the Plan of Distribution — Determination of Offering Price section

The second paragraph under the “Determination of Offering Price” heading in the “Plan of Distribution” section on page 163 of the Prospectus is hereby deleted and replaced with the following:

We engaged WeiserMazars, LLP, or Weiser, a division of which is an independent third party real estate advisory and consulting firm, to provide appraised values of our domestic real estate property investments as of December 31, 2012. These appraisals were performed in accordance with Uniform Standards of Professional Appraisal Practice. Weiser has extensive experience in conducting appraisals and valuations on real properties and each of our appraisals was prepared by personnel who are members of the Appraisal Institute and have the Member of Appraisal Institute, or MAI, designation.

D.	Updates to Appendix A

Appendix A is hereby updated and replaced with the following:

Hines Global REIT

SUBSCRIPTION AGREEMENT FOR SHARES OF HINES GLOBAL REIT
FOLLOW-ON OFFERING

1 YOUR INITIAL INVESTMENT Make all checks* payable to: Hines Global REIT, Inc.

** Cash, cashier's checks/official bank checks, temporary checks, foreign checks, money orders, third party checks, or travelers checks are not accepted.*

Investment Amount $ (The minimum investment is $2,500)	☐ Initial Purchase ☐ Subsequent Purchase

☐ **A. Rights of Accumulation** Please link the tax identification numbers or account numbers listed below for rights of accumulation privileges, so that this and future purchases will receive any discount for which they are eligible.

Tax ID/SSN or Account Number	Tax ID/SSN or Account Number	Tax ID/SSN or Account Number

☐ **B. Net Commission Purchases** Please check this box if you are eligible for a Net Commission Purchase. Net commission purchases are available to: employees (and their spouses, parents and minor children) of a Broker-Dealer, employees (and their spouses, parents and minor children) of Hines and its affiliates, participants in a wrap account or commission replacement account approved for a discount by the Broker-Dealer, RIA, bank trust account, etc.

2 OWNERSHIP TYPE *(Select only one)*

Non-Custodial Account Type	***Third Party Custodial Account Type***
Brokerage Account Number ______________	Custodian Account Number ______________
☐ Individual or Joint Tenant with Rights of Survivorship ☐ Transfer on Death *Optional designation. Not available for Louisiana residents. See Section 3D.*	☐ IRA
☐ Tenants in Common	☐ Roth IRA
☐ Community Property	☐ SEP IRA
☐ Uniform Gift/Transfer to Minors State of ______________	☐ Simple IRA ☐ Other ______________
☐ Pension Plan *Include Certification of Investment Powers Form*	Custodian Information *(To be completed by Custodian)* Custodian Name ______________
☐ Trust *Include Certification of Investment Powers Form*	Custodian Tax ID # ______________
☐ Corporation / Partnership / Other *Corporate Resolution or Partnership Agreement Required*	Custodian Phone # ______________

3 INVESTOR INFORMATION

A. Investor Name *(Investor/Trustee/Executor/Authorized Signatory Information)*
(Residential street address MUST be provided. See Section 4 if mailing address is different than residential street address.)

First Name	(MI)	Last Name	Gender
Social Security Number	Date of Birth (MM/DD/YYYY)		Daytime Phone Number
Residential Street Address	City	State	Zip Code

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below *(required)*

☐ Resident Alien ☐ Non-Resident Alien *(Attach a completed Form W8-BEN)* ______________ Country of Citizenship

B. Co-Investor Name *(Co-Investor/Co-Trustee/Co-Authorized Signatory Information, if applicable)*

First Name	(MI)	Last Name	Gender
Social Security Number	Date of Birth (MM/DD/YYYY)		Daytime Phone Number
Residential Street Address	City	State	Zip Code

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below *(required)*

☐ Resident Alien ☐ Non-Resident Alien *(Attach a completed Form W8-BEN)* ______________ Country of Citizenship

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C. Entity Name - Retirement Plan/Trust/Corporation/Partnership/Other
(Trustee(s) and/or authorized signatory(s) information MUST be provided in Sections 3A and 3B)

Entity Name | Tax ID Number | Date of Trust

Entity Type *(Select one. Required)*

☐ Retirement Plan ☐ Trust ☐ S-Corp ☐ C-Corp ☐ LLC ☐ Partnership ☐ Other__________

D. Transfer on Death Beneficiary Information
(Individual or Joint Account with rights of survivorship only.) (Not available for Louisiana residents.) (Beneficiary Date of Birth required. Whole percentages only; must equal 100%.)

First Name	(MI)	Last Name	SSN:	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary_____%
First Name	(MI)	Last Name	SSN:	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary_____%
First Name	(MI)	Last Name	SSN:	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary_____%
First Name	(MI)	Last Name	SSN:	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary_____%

4 MAILING ADDRESS *(If different than residential street address provided in Section 3A)*

Address | City | State | Zip Code

5 SELECT HOW YOU WANT TO RECEIVE YOUR DISTRIBUTIONS *(Select only one)*

Complete this section to enroll in the Distribution Reinvestment Plan or to elect to receive cash distributions.

I hereby subscribe for Share of Hines Global REIT and elect the distribution option indicated below:

A. ☐ **Distribution Reinvestment Plan** *(See Prospectus for details)*

For Custodial held accounts, if you elect cash distributions the funds must be sent to the Custodian.

B. ☐ **Cash/Check Mailed to the address set forth above** *(Available for Non-Custodial Investors only.)*

C. ☐ **Cash/Check Mailed to Third Party/Custodian**

Name/Entity Name/Financial Institution | Mailing Address

City | State | Zip Code | Account Number *(Required)*

D. ☐ **Cash/Direct Deposit** Attach a pre-printed voided check. *(Non-Custodian Investors Only)*

I authorize Hines Global REIT or its agent to deposit my distribution into my checking or savings account. This authority will remain in force until I notify Hines Global REIT in writing to cancel it. In the event that Hines Global REIT deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Name/Entity Name/Financial Institution | Mailing Address

City | State | Zip Code

Your Bank's ABA Routing Number | Your Bank Account Number | ☐ Checking Account ☐ Savings Account

Please Attach a Pre-printed Voided Check

VOID
Your Bank
:000000000:103 000000000:765
ABA Routing Number
Check Number
Bank Account Number

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6 BROKER-DEALER/FINANCIAL ADVISOR INFORMATION *(Required Information. All fields must be completed)*

The Financial Advisor must sign below to complete the order. The Financial Advisor hereby warrants that he/she is duly licensed and may lawfully sell Shares in the state designated as the investor's legal residence.

Broker-Dealer		Financial Advisor Name	
Advisor Mailing Address			
City		State	Zip Code
Financial Advisor Number	Branch Number	Telephone Number	
E-mail Address		Fax Number	

Please note that unless previously agreed to in writing by Hines Global REIT, all sales of securities must be made through a Broker-Dealer, including when an RIA has introduced the sale. In all cases, Section 6 must be completed.

The undersigned confirm(s) which confirmation is made on behalf of the Broker-Dealer with respect to sales of securities made through a Broker-Dealer, that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor's prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered or made available a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; and (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The undersigned Financial Advisor further represents and certifies that, in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm's existing Anti-Money Laundering Program and Customer Identification Program.

X ______________________ ________

Financial Advisor Signature *Date*

X ______________________ ________

Branch Manager Signature (If required by Broker-Dealer) *Date*

7 SUBSCRIBER SIGNATURES

Hines Global REIT is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, Hines Global REIT may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account.

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make the representations on your behalf. In order to induce Hines Global REIT to accept this subscription, I hereby represent and warrant to you as follows:

PLEASE NOTE: ALL ITEMS MUST BE READAND INITIALED

(a) A copy of the Final Prospectus was delivered to me at least five business days before the date of this agreement. *Initials* *Initials*

(b) I/We have (i) a minimum net worth (not including home, home furnishings and personal automobiles) of at least $250,000, or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, or that I meet the higher suitability requirements imposed by my state of primary residence as set forth in the Prospectus under "SUITABILITY STANDARDS." *Initials* *Initials*

(c) I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid. *Initials* *Initials*

(d) I am purchasing the Shares for my own account. *Initials* *Initials*

(e) If I am an Alabama resident, I have a liquid net worth of at least 10 times my investment in the Shares and other public real estate programs sponsored by affiliates of Hines Global REIT, Inc. *Initials* *Initials*

(f) If I am a Kansas resident, I acknowledge that it is recommended that my aggregate investment in Shares and similar direct participation investments should not exceed 10% of my "liquid net worth" which is that portion of the net worth which consists of cash, cash equivalents and readily marketable securities. *Initials* *Initials*

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7 SUBSCRIBER SIGNATURES *(continued)*

(g) If I am an Iowa resident, I have a liquid net worth of at least 10 times my investment in the Shares and publicly offered programs that are affiliated with and have similar investment objectives to Hines Global REIT, Inc. For this purpose, "liquid net worth" is that portion of net worth (total assets minus total liabilities) which consists of cash, cash equivalents and readily marketable securities.

Initials *Initials*

(h) If I am an Ohio resident, my investment in the Shares, in affiliates of Hines Global REIT, Inc. and in any other public, non-listed real estate programs does not exceed 10% of my liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Initials *Initials*

(i) If I am a Kentucky resident, I have a liquid net worth of at least 10 times my investment in the Shares.

Initials *Initials*

(j) If I am a Maine resident, I hereby acknowledge the Maine Office of Securities' recommendation that an investor's aggregate investment in this offering and other direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Initials *Initials*

(k) If I am a New Jersey resident, my total investment in this offering and other non-listed REITs shall not exceed 10% of my liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Initials *Initials*

I declare that the information supplied above is true and correct and may be relied upon by the Company. I acknowledge that the Broker-Dealer/Financial Advisor (Broker-Dealer/Financial Advisor of record) indicated in Section 6 of this Subscription Agreement and its designated clearing agent, if any, will have full access to my account information, including the number of shares I own, tax information (including the Form 1099) and redemption information. Investors may change the Broker-Dealer/Financial Advisor of record at any time by contacting Hines Global REIT Investor Relations at the number indicated below.

TAXPAYER IDENTIFICATION/SOCIAL SECURITY NUMBER CONFIRMATION (required): The investor signing below, under penalties of perjury, certifies: (i) that the number shown on this subscription agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me); (ii) that I am not subject to backup withholding because (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and (iii) I am a U.S. person (including a resident alien). NOTE: You must cross out (ii) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

X *Signature of Investor* *Date*

X *Signature of Co-Investor or Custodian (if applicable)* *Date*

(MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF PLAN IS ADMINISTERED BY A THIRD PARTY)

8 MISCELLANEOUS

Investors participating in the Distribution Reinvestment Plan or making subsequent purchases of Shares of Hines Global REIT, agree that, if they experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth in Section 7 above, they are required to promptly notify Hines Global REIT and the Broker-Dealer in writing.

No sale of Shares may be completed until at least five business days after you receive the final Prospectus. You will receive a written confirmation of your purchase.

All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares of Hines Global REIT.

Return to: Hines Global REIT ■ P.O. Box 219010 ■ Kansas City, MO 64121-9010
Overnight Delivery: Hines Global REIT ■ 430 W. 7th St. ■ Kansas City, MO 64105
Hines Investor Relations: 888-220-6121

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